Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President of Investor Relations, (303) 312-8155

Bill Barrett Corporation Announces Appointment of Kevin Meyers to Its Board of Directors

DENVER – December 1, 2011 – Bill Barrett Corporation (NYSE: BBG) announced today that its Board of Directors appointed Kevin O. Meyers, Ph.D. as an independent director effective today. Dr. Meyers will serve on the Audit and Nominating Committees of the Board of Directors.

Dr. Meyers retired from ConocoPhillips in 2010 where he served for 10 years. ConocoPhillips is a publicly traded integrated energy company. Dr. Meyers held various positions including Senior Vice President, Exploration and Production, Americas and President of ConocoPhillips Canada. From 1980 to 2000, Dr. Meyers held various positions with ARCO including President, ARCO Alaska. Dr. Meyer’s background includes a Bachelor of Arts in Chemistry and Mathematics from Capital University and a Ph.D. in Chemical Engineering from Massachusetts Institute of Technology. He currently serves as a director for Denbury Resources Inc., Hornbeck Offshore Services, Inc., Precision Drilling Corporation and the World Energy Council.

Chairman, Chief Executive Officer and President Fred Barrett commented: “Kevin has an impressive academic background and extensive oil and gas E&P experience, including operations and engineering. His reputation and expertise is recognized industry-wide. I also believe that his management and executive experience at ConocoPhillips, and previously at ARCO, will be a tremendous benefit to our Company and its stockholders. We are very excited to welcome Kevin to our Board of Directors.”

About Bill Barrett Corporation

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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